AMENDMENT NO. 2
TO THE AMENDED AND RESTATED
MASTER DISTRIBUTION PLAN
(Class A Shares)
     The Amended and Restated Master Distribution Plan (the “Plan”), dated as of August 18, 2003, pursuant to Rule 12b-1, is hereby amended, effective February 1, 2010, as follows:
WHEREAS, the parties desire to redesignate the Class A3 shares as Class A Shares;
NOW THEREFORE, all references in the Plan to Class A3 Shares shall be changed to Class A Shares; and Schedule A to the Plan is hereby deleted in its entirety and replaced with the following:
“SCHEDULE A
TO
THE AMENDED AND RESTATED
MASTER DISTRIBUTION PLAN
(CLASS A SHARES)
(DISTRIBUTION AND SERVICE FEES)
     The Fund shall pay the Distributor as full compensation for all services rendered and all facilities furnished under the Distribution Plan for the Class A Shares of each Portfolio designated below, a Distribution Fee* and a Service Fee determined by applying the annual rate set forth below as to the Class A Shares of each Portfolio to the average daily net assets of the Class A Shares of the Portfolio for the plan year. Average daily net assets shall be computed in a manner used for the determination of the offering price of the Class A Shares of the Portfolio.

Minimum
Asset
	Based	Maximum	Maximum
AIM INVESTMENT SECURITIES FUNDS	Sales	Service	Aggregate
Portfolio — Class A Shares	Charge	Fee	Fee
AIM Limited Maturity Treasury Fund	0.00%	0.25%	0.25%

Minimum
Asset
	Based	Maximum	Maximum
AIM TAX-EXEMPT FUNDS	Sales	Service	Aggregate
Portfolio — Class A Shares	Charge	Fee	Fee
AIM Tax-Free Intermediate Fund	0.00%	0.25%	0.25%

*	The Distribution Fee is payable apart from the sales charge, if any, as stated in the current prospectus for the applicable Portfolio (or Class thereof).”
All other terms and provisions of the Plan not amended herein shall remain in full force and effect.
Dated: February 1, 2010